Exhibit 10.30

WELLS FARGO BANK                                                                                                    REVOLVING LINE OF CREDIT NOTE

$3,000,000.00

San Jose,

California

August

10, 2001

FOR VALUE RECEIVED, the undersigned Fiberstars, Inc. (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATINAL ASSOCIATION (“Bank”) at its office at Santa Clara Valley RCBO, 121 Park Center Plaza 3rd Flr, San Jose, CA  95113, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of $3,000,000.00, or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other tem defined in this Note shall have the meaning set forth at the place defined:

(a)       “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

(b)       “Fixed Rate Term” means a period commencing on a Business Day and continuing for 1, 2, or 3 months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than $100,000.00; and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof.  If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

(c)       “LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) determined by dividing Base LIBOR by a percentage equal to 100% less any LIBOR Reserve Percentage.

(i)            “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies.  Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other marked indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(ii)           “LIBOR Reserve Percentage” mans the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term

(d)       “Prime Rate” means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rate of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

INTEREST:

(a)       Interest.  The outstanding principal balance of Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (I) at a fluctuating rate per annum equal to the Prime Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be 1.75000% above LIBOR in effect on the first day of the applicable Fixed Rate Term.  When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank.  With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(b)       Selection of Interest Rate Options.  At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Term designated by Borrower.  At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower.  At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (I) the interest rate option selected by Borrower, (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term.  Any such notice may be given by telephone (or such other electronic methods Bank may permit) so long as, with respect to each LIBOR selection, (A) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three (3) Business Days after such notice is given, and (B) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at it’s sole option by without obligation to do so, accepts Borrower’s notice and quotes a fixed rate to Borrower.  If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate.  If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

(c)       Taxes and Regulatory Costs.  Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR.  In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(d)      Payment of Interest.  Interest accrued on this Note shall be payable on the 28th day of each month, commencing August 28, 2001.

(e)       Default Interest.  From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to 4% above the rate of interest from time to time applicable to this Note.

(f)        Commitment Fee.  Prior to the initial extension of credit under this Note, Borrower shall pay to Bank a non-refundable commitment fee of $500.00.

(g)       Collection of Payments.  Borrower authorizes Bank to collect all interest and fees due hereunder by charging Borrower’s deposit account number 4496-813031 with Bank, or any other deposit account maintained by any Borrower with Bank, for the full amount thereof.  Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SIGHT COMMERCIAL AND STANDBY LETTER OF CREDIT SUBFEATURE:

(a)       Letter of Credit Subfeature.  As a subfeature under this Note, Bank agrees from time to time during the term hereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower to finance guarantee lease payments of their German facility and/or sight commercial letters of credit for the account of Borrower to finance Borrower’s inventory purchases (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed $400,000.00.  The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion.  Each standby Letter of Credit shall be issued for a term not to exceed 365 days, and each commercial Letter of Credit shall be issued for a term not to exceed 180 days, as designated by Borrower; provided however, that no standby Letter of Credit shall have an expiration date more than 90 days beyond the maturity date of this Note.  The undrawn amount of all Letters of Credit shall be reserved under this Note and shall not be available for borrowings hereunder.  Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof.  Each draft paid under a Letter of Credit shall be deemed an advance under this Note and shall be repaid by Borrower in accordance with the terms and conditions of this Note; provided however, that if advances hereunder are not available, for any reason, at the time any draft is paid, then Borrower shall immediately pay to Bank the full amount of such draft, together with interest thereon from the date such draft is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances hereunder.  In such even Borrower agrees that Bank, in its sole discretion, may debit any deposit account maintained by Borrower with Bank for the amount of any such draft.

(b)       Letter of Credit Fees.  Borrower shall pay to Bank fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

CLEAN ACCEPTANCE SUBFEATURE:

(a)       Acceptance Subfeature.  As a subfeature under this Note, Bank agrees from time to time during the term hereof to create bankers’ acceptances (each, an “Acceptance” and collectively, “Acceptances”) for the account of Borrower by accepting drafts drawn on Bank By Borrower for the purpose of financing Borrower’s importation of good into the United States; provided however, that the aggregate amount of all outstanding Acceptances shall not at any time exceed $400,000.00.  The form and substance of each Acceptance shall be subject to approval by Bank, in its sole discretion.  Each Acceptance shall be in the minimum amount of $5,000.00.  Each Acceptance shall be subject to the additional terms and conditions of an Acceptance Agreement in form and substance satisfactory to Bank.  Each Acceptance shall be created for a term not to exceed the lesser of 365 days, as designated by Borrower, or such period of time as may be necessary to comply with the terms of the Acceptance Agreement; provided however, that no Acceptance shall mature more than 90 days beyond the maturity date of this Note.  The outstanding amount of all Acceptances shall be reserved under this Note and shall not be available for borrowings hereunder.  The amount of each Acceptance which matures shall be deemed an advance under this Note and shall be repaid by Borrower in accordance with the terms and conditions of this Note; provided however, that if advances hereunder are not available, for any reason, at the time any Acceptance matures, then Borrower shall immediately pay to Bank the full amount of such matured Acceptance, together with interest thereon form the date such Acceptance matures to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances hereunder.  In such event Borrower agrees that Bank, in its sole discretion may debit any deposit account maintained by Borrower with Bank for the amount of any such Acceptance.  All Acceptances created hereunder shall be discounted with Bank.

(b)       Acceptance Fees.  For each Acceptance created hereunder, Borrower shall pay to Bank on the data such Acceptance is created an acceptance fee determined in accordance with Bank’s standard fees and charges then in effect for the creation of Acceptances.

BORROWING AND REPAYMENT:

(a)       Use of Proceeds.  Advances under this Note shall be available solely to finance working capital requirements.

(b)       Borrowing and Repayment.  Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with, or at any time as a supplement to, this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above; and provided further, that Borrower shall maintain a zero balance on advances under this Note for a period of at lease 30 consecutive days during each fiscal year.  All payments credited to principal shall be applied first, tot the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.  The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of any principal payments made hereon by or for any Borrower, which balance may be endorsed hereon from time to time by the holder.  The outstanding principal balance of this Note shall be due and payable in full on October 15, 2001; except with respect to any draft paid under a commercial Letter of Credit and any Acceptance which matures subsequent to said date, the full amount of which shall be due and payable by Borrower immediately upon payment or at such maturity as applicable.

(c)       Advances.  Advances hereunder, to the total amount of the principal sum available hereunder, may be made by the holder at the oral or written request of (i) David N. Ruckert or Roland Dennis or Bob Connors, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of any Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of each Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account.  The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by any Borrower.

PREPAYMENT:

(a)       Prime Rate.  Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

(b)       LIBOR.  Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of $100,000.00; provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof.  In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which his the sum of the discontinued monthly differences for each month from the month of prepayment through the month in which such Fixed Rate term matures, calculated as follows for each such month:

(i)            Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

(ii)           Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect o the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)          If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Each Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities.  Each Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount  represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank.  If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum 2.000% above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).  Each change in the rate of interest on any such past due prepayment fee shall become effective on the date each Prime Rate change is announced within Bank.

COLLATERAL:

   As security for the payment and performance of all obligations of Borrower under this Note, Borrower grants to Bank security interests of first priority (except as agreed otherwise by Bank in writing) in the following property of Borrower, now owned or at any time hereafter acquired: all accounts receivable, other rights to payment and general intangibles; all inventory, together with security interests in all other personal property of Borrower now or at any time hereafter pledged to Bank as collateral for any other commercial credit accommodation granted by Bank to Borrower.  All of the foregoing shall be evidenced by a subject to the terms of such security agreements, financing statements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank.  Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing fees and allocated costs of collateral audits.

EVENTS OF DEFAULT:

   Any default in the payment or performance of any obligation under this Note, or any defined event of default under any loan agreement now or at any time hereafter in effect between Borrower and Bank (whether executed prior to, concurrently with or at any time after this Note), shall constitute an “Event of Default” under this Note.

MISCELLANEOUS:

(a)       Remedies.  Upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal, interest, fees and charges outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by each Borrower, and the obligation, if any of the holder to extend any further credit hereunder shall immediately cease and terminate.  Each Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

(b)       Obligations Joint and Several.  Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(c)       Governing Law.  This note shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

Fiberstars, Inc.

By:	/s/ Robert A. Connors
Title:	Chief Financial Officer